Exhibit 4.1

SPECIMEN UNIT CERTIFICATE
NUMBER               UNITS
U-___________

SEE REVERSE FOR CERTAIN
DEFINITIONS

CUSIP G1082J 126

BGS ACQUISITION CORP.

UNITS CONSISTING OF ONE ORDINARY SHARE AND ONE WARRANT TO PURCHASE
ONE ORDINARY SHARE

THIS CERTIFIES THAT                                                                                                                                                                                                              is the owner of                                                                                                         Units.

Each Unit (“Unit”) consists of one (1) ordinary share, no par value per share (the “Ordinary Shares”), of BGS Acquisition Corp., a British Virgin Islands business company (the “Corporation”), and one warrant (the “Warrants”). Each Warrant entitles the holder to purchase one (1) Ordinary Share for $11.50 per share (subject to adjustment). Each Warrant will become exercisable on the later of: (i) thirty (30) days after the Corporation’s completion of an acquisition, stock exchange, share reconstruction and amalgamation or contractual control arrangement with, purchase of all or substantially all of the assets of, or engagement in any similar business combination with one or more businesses or assets (a “Business Combination”), or (ii) twelve (12) months from the closing of the Corporation’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Corporation completes its initial Business Combination, or earlier upon redemption or the liquidation of the Corporation (the “Expiration Date”).   The Warrant included in this Unit will not become exercisable and will expire worthless in the event the Corporation fails to consummate a Business Combination within 18 months of the date of the final prospectus relating to the Company’s initial public offering.

The Ordinary Shares and Warrants comprising the Units represented by this certificate are not transferable separately prior to the tenth (10th) business day following the earliest to occur of (i) the expiration of the underwriters’ over-allotment option to purchase additional Units in the offering (the “Over-allotment Option”), (ii) the exercise in full of the Over-allotment Option or (iii) an announcement by The PrinceRidge Group LLC, as representative of the several underwriters, of its intention not to exercise all or any remaining portion of the Over-allotment Option, but in no event will the Ordinary Shares and Warrants be traded separately until the Corporation has filed a Form 6-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Corporation’s receipt of the gross proceeds at the closing of the offering and issued a press release announcing when such separate trading will begin.  The terms of the Warrants are governed by a Warrant Agreement, dated as of [             ], 2012, between the Corporation and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 17 Battery Place, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

     This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Corporation.

     Witness the facsimile signature of its duly authorized officers.

President	Secretary

BGS ACQUISITION CORP.

The Corporation will furnish without charge to each shareholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Corporation and the qualifications, limitations, or restrictions of such preferences and/or rights. This certificate and the Units represented hereby are issued and shall be held subject to the terms and conditions applicable to the securities underlying and comprising the Units, including, as applicable, the Memorandum and Articles of Association and all amendments thereto, the Warrant Agreement and the resolutions of the Board of Directors providing for the issue of securities (copies of which may be obtained from the secretary of the Corporation), to all of which the holder(s) of this certificate by acceptance hereof assents.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	Custodian

TEN ENT	—	as tenants by the entireties			(Cust)
(Minor)
Under Uniform Gifts to Minors
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common			Act
(State)

Additional abbreviations may also be used though not in the above list.

     For value received,                      hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

                                                                                                      Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

                                                                                                                          Attorney to transfer the said Units on the books of the within named Corporation with full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

As more fully disclosed in the Corporation’s final prospectus dated [       ], 2012, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of funds from the trust account only in the event that the Corporation redeems the Ordinary Shares sold in its initial public offering because it does not acquire, engage in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchase all or substantially all of the assets of, or engage in any other similar business combination with one or more businesses or assets (a “Business Combination”) by [           ], 2013, or if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer (or proxy, solely in the event the Corporation is required to seek shareholder approval of the proposed Business Combination) setting forth the details of a proposed Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.